Exhibit 99.2
For Immediate Release

First Interstate BancSystem, Inc. Announces Dividend

Billings, MT - May 3, 2019 - First Interstate BancSystem, Inc.'s (NASDAQ: FIBK) Board of Directors, at a meeting held on May 3, 2019, declared a dividend of $0.31 per common share. The dividend is payable on May 23, 2019 to owners of record as of May 13, 2019. The dividend equates to a 3.10% annualized yield based on the $39.98 per share average closing price of the Company's common stock as reported on NASDAQ during the first quarter of 2019.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com